Contact:

Sarah Meyerrose

EVP, Chief Financial Officer

(615) 236-8344

sarah.meyerrose@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK ANNOUNCES PUBLIC OFFERING

OF COMMON STOCK

FRANKLIN, Tenn., November 15, 2016 – Franklin Financial Network, Inc. (NYSE: FSB), the parent company of Franklin Synergy Bank, today announced that it has commenced an underwritten offering of approximately $52 million of its common stock. The underwriters will have a 30-day option to purchase an additional 15 percent of the offered amount of common stock from the Company to cover over-allotments, if any. Raymond James & Associates, Inc. will serve as active book-running manager, Stephens Inc. will serve as passive book-running manager, Piper Jaffray will serve as lead manager, and Compass Point and FIG Partners will serve as co-managers.

The shares will be issued pursuant to a prospectus supplement filed as a part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.

The Company intends to use the net proceeds from the offering to support continued organic growth, augment its capital position and reduce real estate concentration ratios and for general corporate purposes, including investment in the corporate infrastructure required for a rapidly growing public company. The Company may also retain an amount of proceeds at the holding company level sufficient to service up to six quarters of interest payments on its outstanding subordinated notes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

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FSB Announces Public Offering of Common Stock

November 15, 2016

Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $2.70 billion at September 30, 2016, the Bank currently operates through 12 branches and one loan production office in the demographically attractive and growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

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